Exhibit 99
NORTHWEST RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2009 and 2008
(With Report of Independent Registered Public Accounting Firm Thereon)

NORTHWEST RETIREMENT SAVINGS PLAN

Note:	All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended (ERISA), have been omitted because they are not applicable.

Report Of Independent Registered Public Accounting Firm
To the Participants and the Plan Administrator of the
Northwest Retirement Savings Plan:
We have audited the accompanying statements of net assets available for benefits of the Northwest Retirement Savings Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements, referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental information is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Parente Beard LLC
Pittsburgh, Pennsylvania
June 29, 2010

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2009 and 2008

	2009	2008
Assets:

Cash	$1,782	—
Investments, at fair value	65,813,912	49,786,564
Employer contribution receivable	31,671	—
Dividends receivable	204,056	—

Total assets	66,051,421	49,786,564

Liabilities:

Cash overdraft	—	1,975

Net assets available for benefits at fair value	66,051,421	49,784,589

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(118,999)	—

Net assets available for benefits at contract value	$65,932,422	49,784,589

See accompanying notes to financial statements.

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008

	2009	2008
Change in net assets attributed to:
Net appreciation/ (depreciation) in fair value of investments	$12,162,717	(18,101,362)
Dividends and interest	1,702,509	2,016,446

Net investment income/ (loss)	13,865,226	(16,084,916)

Contributions:
Employer (net of forfeitures)	1,243,049	1,189,183
Participant	3,416,088	3,389,561
Rollovers	297,444	166,278

Total contributions	4,956,581	4,745,022

Net change	18,821,807	(11,339,894)

Deductions from net assets attributed to:
Benefit payments to participants	2,978,232	2,413,515

Net increase/ (decrease) prior to transfers	15,843,575	(13,753,409)

Transfer from predecessor plans	—	1,547,916

Transfer from Northwest Savings Bank ESOP	304,258	193,858

Net increase/ (decrease)	16,147,833	(12,011,635)

Net assets available for benefits:
Beginning of year	49,784,589	61,796,224

End of year	$65,932,422	49,784,589

See accompanying notes to financial statements.

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
(1)	Description of the Plan
The following description of the Northwest Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
(a)	General
The Plan is a defined contribution plan covering all full-time and part-time employees of Northwest Savings Bank (the “Company”) a subsidiary of Northwest Bancshares, Inc. Northwest Bancshares, Inc. is a Maryland corporation that was incorporated in September 2009 to be the successor to Northwest Bancorp, Inc. upon completion of the mutual-to-stock conversion of Northwest Bancorp, MHC, its mutual holding company parent. As a result of the conversion, all share information has been revised to reflect the 2.25 to 1 conversion rate. Northwest Bancshares, Inc., which is headquartered in Warren, Pennsylvania, is a federal savings and loan holding company for its wholly owned subsidiary, Northwest Savings Bank. The conversion had no impact to the operations of the Plan. The Northwest Savings Bank Trust Department is the named trustee of the Plan (the “Trustee”). Employees who are twenty-one or older are eligible to contribute to the Plan on the first day of employment. Participants are eligible to receive employer matching contributions once they have completed 1,000 hours and one year of service. A year of service is defined as 12 consecutive months with at least 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective January 1, 2008, the Plan was amended to be both an employee stock ownership plan, with respect to that portion of the Plan that holds common stock of Northwest Bancshares, Inc. and a profit sharing plan with respect to the rest of the Plan. All Northwest Bancshares, Inc. shares held within this plan feature are allocated shares.
(b)	Contributions
Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under IRC Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service ($16,500 limit in 2009 and $15,500 limit in 2008). Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit. The maximum catch-up contribution allowable by the IRS was $5,500 in 2009 and $5,000 in 2008. Participants may also contribute amounts representing distributions from other qualified retirement plans. Participants direct the investment of all contributions into various investment options offered by the Plan. Effective January 1, 2008, all Company contributions are made in Northwest Bancshares, Inc. common stock. Each participant has the ability to immediately diversify this Company contribution portion of their account invested in shares of Northwest Bancshares, Inc. common stock into other investment options available within the Plan.

The Company contributes 50% of the first 6% of the base compensation that a participant contributes to the Plan. Additional amounts may be contributed at the option of the Plan’s Administrative Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
during the Plan Year. No discretionary contributions were made for 2009 or 2008. Contributions are subject to certain limitations.
(c)	Participant Accounts
Each participant’s account is credited with the participant’s contribution, allocations of the Company’s matching and discretionary contributions and Plan earnings. Allocations of earnings are based on participant account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
(d)	Vesting
Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company’s matching and discretionary contributions plus earnings thereon is based on years of continuous service. Effective January 1, 2002, the vesting schedule is as follows.

Percentage of
Vesting years	interest vested
Fewer than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%
(e)	Benefit Payments
Upon termination of service, permanent disability, retirement, or death, a participant may receive a lump sum amount equal to the value of the participant’s vested interest in their account.

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principle residence, to pay tuition, or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence. At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan.
(f)	Loans to Participants
Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of 50% of their vested balance or $50,000, whichever is less. The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Northwest Savings Bank published prime rate plus 1% at the time the loan was originated. All loans are subject to specified repayment terms and must be repaid within a five-year period. Each participant is granted one loan at a time. Interest rates at December 31, 2009 ranged from 4.25% to 9.25%.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
(g)	Forfeitures
Forfeited nonvested account balances are used to reduce Company contributions. As of December 31, 2009 and 2008 there were $16,117 and $0 forfeited nonvested accounts. Forfeitures used to offset Company contributions were $14,879 and $1,886 for the years ended December 31, 2009 and 2008, respectively.
(2)	Summary of Significant Accounting Policies
(a)	General
The accompanying financial statements are prepared on the accrual basis of accounting.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust fund. The statement of net assets available for benefits as of December 31, 2009 presents the fair value of the investment in the collective trust fund as well as the adjustment of the investment in the collective trust fund from fair value to contract value relating to the investment contracts. The statement of net assets available for benefits as of December 31, 2008 is presented at contract value as the fair value of the investment contracts approximated contract value at December 31, 2008. The statements of changes in net assets available for benefits for the years ended December 31, 2009 and 2008 are prepared on a contract value basis.
(b)	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
(c)	Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The Plan presents, in the statements of changes in net assets available for benefits, the net appreciation (depreciation) in fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
(d)	Distributions to Participants
Distributions to participants are recorded when paid by the Trustee.
(e)	Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.
(f)	Administrative Expenses
The administrative costs of the Plan are paid by the Company and, as such, are not reflected as expenses of the Plan.
(h)	New Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“Codification”) as the sole source of authoritative accounting principles generally accepted in the United States of America. As a result, all references to accounting literature will conform to the appropriate reference within the Codification. The adoption of the Codification, which became effective during September 2009, did not have a significant effect on the Plan’s financial statements.

As of December 31, 2009, the Plan adopted guidance on subsequent events issued by FASB. This guidance establishes general standards of accounting for and disclosure of events that occur after the statement of net assets available for benefits date but before the financial statements are issued or are available to be issued. The adoption of this guidance did not have a significant effect on the Plan’s financial statements.
(3)	Risk and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.
(4)	Fair Value Measurements
Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities on a non-recurring basis are accounted for using a three-level hierarchy of valuation technique based on whether the inputs to those valuation techniques are observable or unobservable. This hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3). When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:
•	Level 1 – Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•	Level 2 – Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded. Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•	Level 3 – Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Level 3 inputs include the following:
•	Quotes from brokers or other external sources that are not considered binding;

•	Quotes from brokers or other external sources where it can not be determined that market participants would in fact transact for the asset or liability at the quoted price;

•	Quotes and other information from brokers or other external sources where the inputs are not deemed observable.
The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. The Plan performs due diligence to understand the inputs used or how the data was calculated or derived. The Plan corroborates the reasonableness of external inputs in the valuation process.

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2009:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Mutual funds — Equity	$29,461,429	—	—	29,461,429
Mutual funds — Fixed	4,093,672	—	—	4,093,672
Northwest Bancshares, Inc. common stock	25,865,563	—	—	25,865,563
Common collective trust fund	—	5,504,592	—	5,504,592
Participant loans	—	—	888,656	888,656

Total assets	$59,420,664	5,504,592	888,656	65,813,912

(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2008:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Mutual funds	$27,728,715	—	—	27,728,715
Northwest Bancorp, Inc. common stock	15,524,082	—	—	15,524,082
Common collective trust fund	—	5,730,336	—	5,730,336
Participant loans	—	—	803,431	803,431

Total assets	$43,252,797	5,730,336	803,431	49,786,564

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2009 and 2008.

Mutual funds and common stock: Shares of mutual funds are valued at the quoted net asset value of shares held by the Plan at year end. Investments in common stock held are valued at the quoted market price on the last business day of the year.

Common collective trust fund: The Plan’s investment in a collective trust fund is valued based upon the units of the collective trust fund held by the Plan at year end times the respective unit value. The unit value of the collective trust fund is based upon significant observable inputs, although they are not based upon quoted market prices in an active market.

Participant loans: Participant loans are not actively traded and significant other observable inputs are not available. Thus, the fair value of participant loans is equal to the amortized cost of the loans because the loans are secured by each respective participant’s account balance.

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended of December 31, 2009:

Participant
December 31, 2009	loans
Beginning balance	$803,431

Purchases, sales, issuances and settlements, net	85,225

Ending balance	$888,656

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2008:

Participant
December 31, 2008	loans
Beginning balance	$737,200

Purchases, sales, issuances and settlements, net	66,231

Ending balance	$803,431

(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
(5)	Investments

At December 31, 2009 and 2008, the following investments were held by the Plan:

	2009			2008
	Shares	Fair value		Shares	Fair value
Artisan International Fund	126,345	$2,610,287		134,274	2,008,736
FPA Capital Long Term Growth Fund	131,625	4,364,673	*	153,209	3,307,792	*
Franklin Small Cap Growth II Fund	106,934	965,618		118,001	730,428
T. Rowe Price Mid-Cap Growth Fund	51,379	2,439,968		54,061	1,766,189
T. Rowe Price Blue Chip Growth Fund	147,447	4,831,845	*	155,576	3,579,808	*
Vanguard 500 Index Fund	22,712	1,926,224		22,717	1,559,278
Vanguard Balanced Index Fund	137,855	2,667,494		156,280	2,592,680	*
Vanguard Retirement Savings Trust Fund	5,385,593	5,504,592	*	5,730,336	5,730,336	*
Vanguard Selected Value Fund	75,407	1,202,753		85,891	1,020,395
Vanguard Target Retirement 2005 Fund	22,489	246,928		22,187	214,994
Vanguard Target Retirement 2015 Fund	75,261	851,207		87,428	834,941
Vanguard Target Retirement 2025 Fund	69,898	791,243		75,645	701,232
Vanguard Target Retirement 2035 Fund	57,770	671,291		55,855	516,659
Vanguard Target Retirement 2045 Fund	70,759	850,522		62,360	596,787
Vanguard Target Retirement Income Fund	13,909	147,299		19,470	185,357
Vanguard Total Bond Market Index Fund	395,524	4,093,672	*	383,815	3,907,241	*
Vanguard Windsor II Fund	116,442	4,894,077	*	124,003	4,206,198	*
Northwest Bancshares, Inc. common stock	2,295,081	25,865,563	*	726,103	15,524,082	*
Loans to participants	—	888,656		—	803,431

		$65,813,912			49,786,564

*	Investments greater than 5% of net assets available for benefits at the end of the Plan year.
The Plan’s investments appreciated (depreciated) in value as follows for the years ended December 31, 2009 and 2008:

	2009	2008
Mutual funds	$7,620,220	(14,521,796)
Common stock	4,542,497	(3,579,566)

	$12,162,717	(18,101,362)

Dividends and interest on plan investments were $1,702,509 and $2,016,446 in 2009 and 2008, respectively.
(Continued)

NORTHWEST RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
December 31, 2009 and 2008
(6)	Tax Status

A favorable determination letter was received from the Internal Revenue Service on November 19, 2001, stating that the Plan is qualified under Section 401 (a) of the Internal Revenue Code (the “Code”), and the related trust is exempt from tax under Section 501(a) of the Code. Effective January 1, 2002, the Plan was amended and restated through the adoption of a prototype plan. Subsequent to the adoption of the prototype plan, the Plan was amended to become an individually designed plan. The Company believes that the Plan currently is designed and is being operated in compliance with the applicable requirements of the Code and that the Plan continues to qualify under section 401(a) and the related trust continues to be tax-exempt as of December 31, 2009. Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

(7)	Plan Transfer

During 2008, the Plan Sponsor approved the merger of the Penn Laurel Financial Corporation 401(K) Plan into the Plan. The net assets of $1,547,916 were transferred into the Plan on April 25, 2008.

(8)	Northwest Savings Bank Employee Stock Ownership Plan

Beginning January 1, 2004, certain qualified participants in the Northwest Savings Bank Employee Stock Ownership Plan (“ESOP”) were eligible to diversify a portion of their Northwest Bancshares, Inc. holdings in the ESOP. Participants who elect to diversify their portion of their ESOP balance agree to in-kind transfer that portion of their ESOP balance to the Plan. Following the transfer, participants are entitled to reinvest this balance in any of the Plan’s investment options, including Northwest Bancshares, Inc. common stock. For the years ended December 31, 2009 and 2008, assets of $304,258 and $193,858, respectively, were transferred from the ESOP to the Plan as part of this diversification plan.

(9)	Related Party Transactions

Certain plan investments consist of shares of Northwest Bancshares, Inc. common stock and loans to participants which are secured by the balances in the participant accounts. In addition, expenses of the Plan are paid by Northwest Savings Bank. Northwest Savings Bank is the Plan Sponsor, and Northwest Bancshares, Inc. is the Parent Company of the Plan Sponsor; and therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA.

NORTHWEST RETIREMENT SAVINGS PLAN
EIN: 25-0368460
Plan Number: 002
Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2009

Identity of issue,
borrower, lessor, or				Current
similar party	Description of investments		Cost	value
	Mutual funds:
Vanguard	Vanguard Windsor II Fund		N/R	$4,894,077
T. Rowe Price	T. Rowe Price Blue Chip Growth		N/R	4,831,845
Vanguard	Vanguard Total Bond Market Index Fund		N/R	4,093,672
Vanguard	Vanguard 500 Index Fund		N/R	1,926,224
Vanguard	Vanguard Balanced Index Fund		N/R	2,667,494
T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund		N/R	2,439,968
FPA Investments	FPA Capital Long Term Growth Fund		N/R	4,364,673
Vanguard	Vanguard Selected Value Fund		N/R	1,202,753
Franklin	Franklin Small Cap Growth II Fund		N/R	965,618
Artisan	Artisan International Fund		N/R	2,610,287
Vanguard	Vanguard Target Retirement 2005 Fund		N/R	246,928
Vanguard	Vanguard Target Retirement 2015 Fund		N/R	851,207
Vanguard	Vanguard Target Retirement 2025 Fund		N/R	791,243
Vanguard	Vanguard Target Retirement 2035 Fund		N/R	671,291
Vanguard	Vanguard Target Retirement 2045 Fund		N/R	850,522
Vanguard	Vanguard Target Retirement Income		N/R	147,299

		Total mutual funds		33,555,101
Vanguard	Collective trust fund:
	Vanguard Retirement Savings Trust Fund		N/R	5,504,592
	Employer securities:
* Northwest Bancshares, Inc.	Northwest Bancshares, Inc. common stock		N/R	25,865,563
* Plan participants	Loans to participants (149 loans outstanding at 4.25% to 9.25% with
	maturity dates through 2014)		N/R	888,656

				$65,813,912

N/R	– Participant directed investment, cost not required to be reported

*	– Parties in interest – as defined by ERISA
See accompanying report of independent registered public accounting firm